UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2011

CHINA AGRI-BUSINESS, INC.
(Exact name of registrant as specified in Charter)

Maryland	333-140118	20-3912942
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

In the People’s Republic of China:
Building 2, Unit 1, 15th Floor
Ling Xian Xin Cheng
86 Gaoxin Road
Hi-Tech Industrial Development Zone
Xian, Shannxi, China 710065

In the United States:
11 East 86th Street, New York, New York 10028
(Address of Principal Executive Officers)

In the People’s Republic of China: (86) 029-68596556
In the United States: (212) 348-5600
(Registrant’s telephone number, including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2011, China Agri-Business, Inc. (the “Registrant”), through its Chinese operating subsidiary, Shaanxi Xinsheng Centennial Agriculture & Technology Co., Ltd. (the “Company”), entered into an agreement (the “Agreement”) with Shaanxi Qinfeng Agrochemical Inc. (“Qinfeng”) to acquire the right to manage and operate Qinfeng. The Company is entitled to the net profits or losses from the operations of Qinfeng during the Term (as defined below).

Qinfeng is an agrochemical manufacturer. Currently, Qinfeng has an annual production capacity of 400 metric tons of diafenthiuron, 600 metric tons of prochloraz, and approximately 5,000 metric tons of seed coating agents and preparations. Qinfeng’s estimated annual revenue is currently approximately 90 million Reminbi (“RMB”) (approximately $13.9 million).

Pursuant to the Agreement, the Company will manage Qinfeng’s operations from June 1, 2011 until December 31, 2013 (the “Term”). During the Term, the Company has rights to use Qinfeng’s production facilities and intangible assets (i.e. trade names, trademarks, and certain licenses), to hire and dismiss employees, to file all applicable registrations with government authorities, and to coordinate with third parties in connection with technical development and production.

The Company agreed: (1) to manage Qinfeng’s assets and production lawfully; if production is unreasonably interrupted continually more than two months, Qinfeng may terminate the Agreement and hold the Company responsible for all resulting losses; (2) to be responsible for payment of all taxes and fees, except taxes relating to housing and land and pre-existing taxes and fees; (3) to be responsible for the safeguard of Qinfeng’s assets and intangible assets; (4) to be responsible for the safety of production and annual safety production inspections; (5) to be responsible for the validation and registration of fertilizer licenses; (6) to be responsible for the maintenance of current facilities and new equipment if needed; (7) to be responsible for the purchase of workers’ compensation insurance; (8) to be responsible for the payment of wages and salaries; (9) to be responsible for all civil administrative and criminal charges in connection with the operation of Qinfeng’s assets that occur during the Term.

As consideration for entering into the agreement, the Company paid Qinfeng 1.2 million RMB (approximately $185,000) on June 14, 2011. From January 1, 2012 to December 31, 2013, the Company must pay an aggregate of 2.4 million RMB each year to Qinfeng, payable in installments of 1.2 million RMB (approximately $185,000) due within the first 15 business days of January and July of each year).

The Company is obligated to assist Qinfeng in collecting receivables for products sold by Qinfeng prior to the Agreement, and Qinfeng will continue to own such receivables. The Agreement also provides for the sale of certain of Qinfeng’s inventory to the Company at book value. At the expiration of the Agreement, all of the inventory manufactured by the Company will belong to the Company and may be disposed of by the Company under its name within six months after the expiration of the Agreement.

During the Term, the Company has a right of first refusal to purchase any shares of Qinfeng owned by Qinfeng’s controlling shareholder on the same terms as those offered by the third party offeror. Upon the expiration of the Agreement, if Qinfeng decides to continue to lease, transfer or sell its operations, and if the Company’s performance under the Agreement has been satisfactory, the Company has a right of first refusal on the same terms as those offered by the third party offeror.

Under certain circumstances (such as a breach of contract by the Company), Qinfeng has the right to terminate the Agreement.

The description of the Agreement in this Current Report is a summary and is qualified in its entirety by the terms of the Agreement which is filed hereto as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description

10.1	Translation of Agreement of Contracted Management, dated June 1, 2011

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2011

CHINA AGRI-BUSINESS, INC.

By:	/s/ Xiaolong Zhou
Name: Xiaolong Zhou
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Translation of Agreement of Contracted Management, dated June 1, 2011